 Bank of America prices $1 billion in 10-year senior notes

January 16, 2003

Reporters May Contact
Eloise Hale, Bank of America Corporation, 1.704.387.0013
eloise.hale@bankofamerica.com

CHARLOTTE -- Bank of America Corporation today priced a global offering of $1 billion in 10-year fixed-rate senior notes for sale in the United States and abroad.

The senior notes have a coupon interest rate of 4 7/8 percent per annum, payable semi-annually on January 15 and July 15 with the first interest payment on July 15, 2003. The notes mature on January 15, 2013.

These notes will be sold through underwriters led by Banc of America Securities LLC and include Banc One Capital Markets, Inc., Barclays Capital, BNP PARIBAS, BNY Capital Markets, Inc., Bear, Stearns & Co. Inc., Goldman, Sachs & Co., McDonald Investments Inc., Merrill Lynch & Co., Lehman Brothers, Loop Capital Markets, LLC and Ramirez & Co. Inc. Closing is scheduled for January 23, 2003.

The debt issue is part of a shelf registration for corporate debt and other securities previously declared effective by the Securities and Exchange Commission. Bank of America intends to list the notes on the Luxembourg Stock Exchange.

Proceeds from the issue will be used for general corporate purposes.

Bank of America stock (ticker: BAC) is listed on the New York, Pacific, and London exchanges and certain shares are listed on the Tokyo stock exchange.

www.bankofamerica.com

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